                      SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C.  20549


                                     FORM 11-K


                     ANNUAL REPORT PURSUANT TO SECTION 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934



                      For The Year Ended December 31, 1994


       A. Full title of the plan if different from that of the issuer named below:



                        THE MAY DEPARTMENT STORES COMPANY
                                 PROFIT SHARING PLAN



     B. Name of issuer of securities held pursuant to the plan and the address of its principal executive office:


                        THE MAY DEPARTMENT STORES COMPANY
                                611 Olive Street
                              St. Louis, MO  63101


                           Commission File Number 1-79

                        THE MAY DEPARTMENT STORES COMPANY

                                PROFIT SHARING PLAN


FINANCIAL STATEMENTS AND EXHIBITS

Listed below are all financial statements and exhibits filed as part of this annual report on Form 11-K:

                                                             Page of this
               Financial Statements                           Form 11-K

     Report of Independent Public Accountants                      3

     Financial Statements of the Plan:
       Statement of Net Assets Available for
         Benefits - December 31, 1994                              4
       Statement of Net Assets Available for
         Benefits - December 31, 1993                              6
       Statement of Changes in Net Assets
         Available for Benefits for the Year
         Ended December 31, 1994                                   8

     Notes to Financial Statements -
       December 31, 1994 and 1993                                 10

     Schedule I - Item 27(a): Schedule of Assets
       Held for Investment Purposes -
       December 31, 1994                                          16

     Schedule II - Item 27(d): Schedule of
       Reportable Transactions for the Year
       Ended December 31, 1994                                    20

                      Exhibit

     Consent of Independent Public Accountants                    21


SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Plan Administrator has duly caused this annual report to be signed by the undersigned, thereunto duly authorized.

                                  THE MAY DEPARTMENT STORES COMPANY
                                  PROFIT SHARING PLAN

                                  By:  The May Department Stores Company

Date:  April 17, 1995             By:          /s/ Jerome T. Loeb
                                                   Jerome T. Loeb
                                       President and Chief Financial Officer

                     REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS






To The May Department Stores Company
Profit Sharing Plan:


We have audited the accompanying statements of net assets available for benefits of The May Department Stores Company Profit Sharing Plan as of December 31, 1994 and 1993, and the related statement of changes in net assets available for benefits for the year ended December 31, 1994. These financial statements and the schedules referred to below are the responsibility of the Plan Administrator. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 1994 and 1993, and the changes in net assets available for benefits for the year ended December 31, 1994, in conformity with generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of assets held for investment purposes and reportable transactions are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The Fund Information in the statements of net assets available for benefits and the statement of changes in net assets available for benefits is presented for purposes of additional analysis rather than to present the net assets available for benefits and changes in net assets available for benefits of each fund. The supplemental schedules and Fund Information have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.




ARTHUR ANDERSEN LLP


St. Louis, Missouri,
  April 17, 1995

                        THE MAY DEPARTMENT STORES COMPANY

                                PROFIT SHARING PLAN


                  STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS

                                 DECEMBER 31, 1994
                      (Thousands, except per unit information)



                                                Investment Funds
                                    -----------------------------------------
                                       ESOP Preference
                                    ----------------------    May
                                                  Member     Common    Money
              ASSETS                Unallocated  Allocated   Stock    Market

INVESTMENTS, at fair value:
  The May Department Stores Company-
    Convertible preferred stock      $419,895    $ 90,432   $      -  $     -
    Common stock                            -           -    390,067        -
  Short-term investments                    -           -      7,475   48,716
  Commingled equity index fund              -           -          -        -
  U.S. government securities                -           -          -        -
  Fixed income investments                  -           -          -        -
                                     --------    --------   --------  -------
          Total investments           419,895      90,432    397,542   48,716

OTHER ASSETS:
  Receivable (payable) for
    allocation to member accounts     (23,091)     23,091          -        -
  Receivable - employer supplemental
    contribution                            -           -      3,247        -
  Dividends and interest receivable         -           -         25      235
  Receivables - withholdings of
    member contributions                    -           -        187       62
  Interfund receivable (payable)            -         (18)       622     (357)
                                     --------    --------   --------  -------
          Total assets                396,804     113,505    401,623   48,656
                                     --------    --------   --------  -------

          LIABILITIES

LIABILITIES:
  Notes payable                       389,136           -          -        -
  Accrued interest payable              5,454           -          -        -
  Net amount payable (receivable)
    for investment security
    transactions and other                  -           -      3,713        -
  Amounts payable for
    administrative expenses                 -           -        502      113
                                     --------    --------   --------  -------
          Total liabilities           394,590           -      4,215      113
                                     --------    --------   --------  -------

NET ASSETS AVAILABLE FOR BENEFITS    $  2,214    $113,505   $397,408  $48,543
                                     ========    ========   ========  =======

NUMBER OF UNITS AT DECEMBER 31,
  1994                                                        13,478   34,676
                                                            ========  =======

VALUE PER UNIT AT DECEMBER 31,
  1994                                                        $29.47    $1.40
                                                              ======    =====


                           (Continued on following page)

                        THE MAY DEPARTMENT STORES COMPANY

                                PROFIT SHARING PLAN


                  STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS

                                 DECEMBER 31, 1994
                     (Thousands, except per unit information)




                                    Investment Funds
                                    ----------------
                                    Common    Fixed
                                     Stock   Income   Distribution
              ASSETS                 Index    Index     Account       Total

INVESTMENTS, at fair value:
  The May Department Stores Company-
    Convertible preferred stock     $     -  $     -     $    -     $  510,327
    Common stock                          -        -          -        390,067
  Short-term investments                670      991      1,222         59,074
  Commingled equity index fund       45,699        -          -         45,699
  U.S. government securities              -   25,903          -         25,903
  Fixed income investments                -    5,213          -          5,213
                                    -------  -------     ------     ----------
          Total investments          46,369   32,107      1,222      1,036,283

OTHER ASSETS:
  Receivable (payable) for
    allocation to member accounts         -        -          -              -
  Receivable - employer supplemental
    contribution                          -        -          -          3,247
  Dividends and interest receivable     116      589          -            965
  Receivables - withholdings of
    member contributions                 55       39          -            343
  Interfund receivable (payable)        108     (355)         -              -
                                    -------  -------     ------     ----------
          Total assets               46,648   32,380      1,222      1,040,838
                                    -------  -------     ------     ----------

           LIABILITIES

LIABILITIES:
  Notes payable                           -        -          -        389,136
  Accrued interest payable                -        -          -          5,454
  Net amount payable (receivable)
    for investment security
    transactions and other                -      (72)     1,222          4,863
  Amounts payable for
    administrative expenses             103       82          -            800
                                    -------  -------     ------     ----------
          Total liabilities             103       10      1,222        400,253
                                    -------  -------     ------     ----------

NET ASSETS AVAILABLE FOR BENEFITS   $46,545  $32,370     $    -     $  640,585
                                    =======  =======     ======     ==========
NUMBER OF UNITS AT DECEMBER 31,
  1994                               25,154   21,361
                                    =======  =======
VALUE PER UNIT AT DECEMBER 31,
  1994                                $1.85    $1.52
                                      =====    =====



            The accompanying notes are an integral part of this statement.

                          THE MAY DEPARTMENT STORES COMPANY

                                  PROFIT SHARING PLAN


                    STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS

                                   DECEMBER 31, 1993
                        (Thousands, except per unit information)



                                                Investment Funds
                                    -----------------------------------------
                                       ESOP Preference
                                    ----------------------    May
                                                  Member     Common    Money
              ASSETS                Unallocated  Allocated   Stock    Market

INVESTMENTS, at fair value:
  The May Department Stores Company-
    Convertible preferred stock      $522,853    $ 82,973   $      -  $     -
    Common stock                            -           -    456,877        -
  Short-term investments                    -           -      3,294   48,501
  Commingled equity index fund              -           -          -        -
  U.S. government securities                -           -          -        -
  Fixed income investments                  -           -          -        -
                                     --------    --------   --------  -------
          Total investments           522,853      82,973    460,171   48,501

OTHER ASSETS:
  Receivable (payable) for
    allocation to member accounts     (25,997)     25,997          -        -
  Receivable - employer supplemental
    contribution                            -           -      5,888        -
  Dividends and interest receivable         -           -         12      136
  Receivables - withholdings of
    member contributions                    -           -        379       84
  Cash                                      -           -          -        -
  Interfund receivable (payable)            -         (11)       812     (228)
                                     --------    --------   --------  -------
          Total assets                496,856     108,959    467,262   48,493
                                     --------    --------   --------  -------

          LIABILITIES

LIABILITIES:
  Notes payable                       396,475           -          -        -
  Accrued interest payable              5,556           -          -        -
  Net amount payable for investment
    securities transactions and
    other                                   -           -      1,264        -
  Amounts payable for
    administrative expenses                 -           -        336       90
                                     --------    --------   --------  -------
          Total liabilities           402,031           -      1,600       90
                                     --------    --------   --------  -------

NET ASSETS AVAILABLE FOR BENEFITS    $ 94,825    $108,959   $465,662  $48,403
                                     ========    ========   ========  =======
NUMBER OF UNITS AT DECEMBER 31,
  1993                                                        13,850   35,889
                                                            ========  =======
VALUE PER UNIT AT DECEMBER 31,
  1993                                                        $33.61    $1.35
                                                              ======    =====


                                  (Continued on following page)

                          THE MAY DEPARTMENT STORES COMPANY

                                  PROFIT SHARING PLAN


                    STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS

                                   DECEMBER 31, 1993
                      (Thousands, except per unit information)


                                    Investment Funds
                                    ----------------
                                    Common    Fixed
                                     Stock   Income   Distribution
              ASSETS                 Index    Index     Account       Total

INVESTMENTS, at fair value:
  The May Department Stores Company-
    Convertible preferred stock     $     -  $     -     $    -     $  605,826
    Common stock                          -        -          -        456,877
  Short-term investments                480    1,076      1,021         54,372
  Commingled equity index fund       42,034        -          -         42,034
  U.S. government securities              -   26,133          -         26,133
  Fixed income investments                -    5,975          -          5,975
                                    -------  -------     ------     ----------
          Total investments          42,514   33,184      1,021      1,191,217

OTHER ASSETS:
  Receivable (payable) for
    allocation to member accounts         -        -          -              -
  Receivable - employer supplemental
    contribution                          -        -          -          5,888
  Dividends and interest receivable      89      639          -            876
  Receivables - withholdings of
    member contributions                 95       64          -            622
  Cash                                  173        -          -            173
  Interfund receivable (payable)       (393)    (180)         -              -
                                    -------  -------     ------     ----------
          Total assets               42,478   33,707      1,021      1,198,776
                                    -------  -------     ------     ----------

           LIABILITIES

LIABILITIES:
  Notes payable                           -        -          -        396,475
  Accrued interest payable                -        -          -          5,556
  Net amount payable for investment
    securities transactions and
    other                                 1        -      1,021          2,286
  Amounts payable for
    administrative expenses              73       63          -            562
                                    -------  -------     ------     ----------
          Total liabilities              74       63      1,021        404,879
                                    -------  -------     ------     ----------

NET ASSETS AVAILABLE FOR BENEFITS   $42,404  $33,644     $    -     $  793,897
                                    =======  =======     ======     ==========
NUMBER OF UNITS AT DECEMBER 31,
  1993                               23,101   21,650
                                    =======  =======
VALUE PER UNIT AT DECEMBER 31,
  1993                                $1.84    $1.55
                                      =====    =====



            The accompanying notes are an integral part of this statement.

                        THE MAY DEPARTMENT STORES COMPANY

                                PROFIT SHARING PLAN


            STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

                        FOR THE YEAR ENDED DECEMBER 31, 1994
                                     (Thousands)



                                                     Investment Funds
                                             ---------------------------------
                                                ESOP Preference
                                             ----------------------     May
                                                           Member     Common
                                             Unallocated  Allocated    Stock
NET APPRECIATION (DEPRECIATION) IN
  FAIR VALUE OF INVESTMENTS                   $(72,586)   $(12,310)  $(64,360)
                                              --------    --------   --------
INVESTMENT INCOME:
  Dividends                                     24,028       4,245     11,628
  Interest                                           -           -        161
                                              --------    --------   --------
                                                24,028       4,245     11,789
                                              --------    --------   --------
CONTRIBUTIONS:
  Member                                             -           -     41,795
  Employer allocation                          (23,221)     23,221          -
  Employer ESOP contribution                    12,094           -          -
  Employer supplemental contribution                 -           -      3,247
  Member interfund transfers                         -        (289)    (2,533)
  Forfeiture reallocation                            -           -         44
                                              --------    --------   --------
                                               (11,127)     22,932     42,553
                                              --------    --------   --------
DEDUCTIONS:
  Member terminations and withdrawals                -     (10,321)   (56,925)
  Interest expense                             (32,926)          -          -
  Administrative expenses                            -           -     (1,311)
                                              --------    --------   --------
                                               (32,926)    (10,321)   (58,236)
                                              --------    --------   --------
INCREASE (DECREASE) IN NET ASSETS
  AVAILABLE FOR BENEFITS                       (92,611)      4,546    (68,254)

NET ASSETS AVAILABLE FOR BENEFITS AT
  DECEMBER 31, 1993                             94,825     108,959    465,662
                                              --------    --------   --------
NET ASSETS AVAILABLE FOR BENEFITS AT
  DECEMBER 31, 1994                           $  2,214    $113,505   $397,408
                                              ========    ========   ========




                            (Continued on following page)

                        THE MAY DEPARTMENT STORES COMPANY

                                PROFIT SHARING PLAN


            STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

                        FOR THE YEAR ENDED DECEMBER 31, 1994
                                     (Thousands)

                                         Investment Funds
                                ----------------------------------
                                              Common      Fixed
                                  Money       Stock       Income
                                  Market      Index       Index       Total
NET APPRECIATION (DEPRECIATION)
  IN FAIR VALUE OF INVESTMENTS   $     -     $  (611)    $(2,834)   $(152,701)
                                 -------     -------     -------    ---------
INVESTMENT INCOME:
  Dividends                            -       1,254           -       41,155
  Interest                         2,080          26       2,260        4,527
                                 -------     -------     -------    ---------
                                   2,080       1,280       2,260       45,682
                                 -------     -------     -------    ---------
CONTRIBUTIONS:
  Member                           6,871       8,732       5,474       62,872
  Employer allocation                  -           -           -            -
  Employer ESOP contribution           -           -           -       12,094
  Employer supplemental
    contribution                       -           -           -        3,247
  Member interfund transfers       3,276         320        (774)           -
  Forfeiture reallocation            (34)         (6)         (4)           -
                                 -------     -------     -------    ---------
                                  10,113       9,046       4,696       78,213
                                 -------     -------     -------    ---------
DEDUCTIONS:
  Member terminations and
    withdrawals                  (11,718)     (5,274)     (5,148)     (89,386)
  Interest expense                     -           -           -      (32,926)
  Administrative expenses           (335)       (300)       (248)      (2,194)
                                 -------     -------     -------    ---------
                                 (12,053)     (5,574)     (5,396)    (124,506)
                                 -------     -------     -------    ---------
INCREASE (DECREASE) IN NET
  ASSETS AVAILABLE FOR BENEFITS      140       4,141      (1,274)    (153,312)

NET ASSETS AVAILABLE FOR
  BENEFITS AT DECEMBER 31, 1993   48,403      42,404      33,644      793,897
                                 -------     -------     -------    ---------
NET ASSETS AVAILABLE FOR
  BENEFITS AT DECEMBER 31, 1994  $48,543     $46,545     $32,370    $ 640,585
                                 =======     =======     =======    =========



            The accompanying notes are an integral part of this statement.

                        THE MAY DEPARTMENT STORES COMPANY

                                PROFIT SHARING PLAN


                           NOTES TO FINANCIAL STATEMENTS

                            DECEMBER 31, 1994 AND 1993


1. DESCRIPTION OF THE PLAN:

The following description of The May Department Stores Company Profit Sharing Plan (the "Plan") is provided for financial statement purposes only. Members should refer to the Plan document, the Plan prospectus dated June 1, 1990, and the Summary Plan Description dated June 1, 1990, with updates, for more complete information.

General

The Plan is a defined contribution profit sharing plan. The Plan covers eligible associates of The May Department Stores Company ("May") and its subsidiaries and affiliates who are members of The May Department Stores Company Retirement Plan. Participation is voluntary.

Contributions

Effective January 1, 1994, Plan members may contribute 1% to 15% of their annual pay. Contributions may be made prior to federal and certain other income taxes pursuant to Section 401(k) of the Internal Revenue Code.

The employer allocation is variable and discretionary. Generally, the employer allocation for each Plan year is determined by multiplying a base matching rate times members' basic contributions (generally, contributions up to 5% of pay each paycheck), reduced by forfeitures, one-third of annual dividends with respect to the Employee Stock Ownership Plan ("ESOP") Preference Shares, as defined, administrative expenses and excess ESOP allocations from prior Plan years (to the extent such amounts have not been previously used to reduce employer allocations for earlier Plan years).

The base matching rate is determined as follows: In the event May has earnings per share ("EPS") of its common stock for its most recent fiscal year ("current year") resulting in a 6.0% increase over the EPS for the fiscal year immediately preceding the current year, the base matching rate will be 50%. For each percentage point increase over 6.0% or decrease below 6.0%, there is a 1.25 percentage point increase in or decrease from the 50% base matching rate.

ESOP Preference Shares allocated to associates' accounts through application of the base matching rate formula are allocated at their original cost to the Plan of $24.74 per common share equivalent. Because the ESOP Preference Shares are convertible into May common stock, the ESOP Preference Shares are worth more when the market value of May common stock is higher than $24.74 per share. This market value of the employer allocation (including supplemental contributions, if any), divided by associates' matchable contributions, is the effective matching rate.

Effective January 1, 1994, if the effective matching rate exceeds 100%, only ESOP Preference Shares will be used for the employer allocation and no May common shares will be contributed. The effective matching rate will also be limited to 2.5 times the base matching rate. The base matching rate formula may be adjusted at any time for unusual events including discontinued operations, accounting changes, or items of extraordinary gain or loss.

Investments

Members' contributions may be invested in any of four investment funds:

      May Common Stock Fund - For investment of contributions in May common stock.

      Money Market Fund - For investment of contributions in short-term (less than one year) obligations of high-quality issuers including banks, corporations, municipalities, the U.S. Treasury and other federal agencies.

      Common Stock Index Fund - For investment of contributions in the common stock of corporations that make up the Standard & Poor's 500 Stock Index. Investment mix is determined based on the relative market size of the 500 corporations, with larger corporations making up a higher proportion of the fund than smaller corporations. This index represents the composite performance of the 500 major stocks in the United States.

      Fixed Income Index Fund - For investment of contributions in corporate, U.S. Government and federal agency securities that make up the Lehman Brothers Intermediate Government/Corporate Bond Index. The securities that comprise this index have maturities ranging from one to 10 years, with an average of four years. (The Lehman Brothers Intermediate Government/Corporate Bond Index represents the composite performance of intermediate-term, fixed income securities.)

As of December 31, 1994, the following number of members had an account balance in the investment funds: 45,573 in the May Common Stock Fund, 17,115 in the Money Market Fund, 16,227 in the Common Stock Index Fund, 12,913 in the Fixed Income Index Fund, and 43,565 in the ESOP Preference Fund (described below).

Employer allocations and supplemental contributions are invested in the ESOP Preference Fund and the May Common Stock Fund, respectively. The employer allocation to the Plan for the year ended December 31, 1994, will be made in May 1995 and will be in the form of (a) 33,390 ESOP Preference Shares (b) a supplemental contribution from May of 89,323 shares of May common stock and
(c) a reallocation of forfeited ESOP Preference Shares and May common stock.

ESOP Feature

Effective April 1989, the Plan was amended and restated to add an ESOP feature and acquired 788,955 shares of convertible preferred stock of May (the "ESOP Preference Shares"). Each ESOP Preference Share costs $507, has a guaranteed minimum value of $507 and is convertible into 20.49031 shares of May common stock. The acquisition of the ESOP Preference Shares was financed with the proceeds of a private placement to a group of institutional investors of an aggregate $400 million principal amount (the "ESOP Loans") (see Note 3).

The ESOP Loans are guaranteed by May. The excess of the value of the unallocated ESOP Preference Shares over the principal amount of guaranteed ESOP Loans and accrued interest payable is reflected as Net Assets Available for Benefits in the Statement of Net Assets Available for Benefits as of December 31, 1994 and 1993.

The ESOP Loans are repaid by the Plan from the following sources in the following order: (a) dividends from May on ESOP Preference Shares previously allocated to members; (b) dividends from May on unallocated ESOP Preference Shares; (c) contributions by May; and (d) if so determined by May, supplemental contributions. During the term of the ESOP Loans, the ESOP Preference Shares which have not been allocated to members' company accounts serve as collateral for the ESOP Loans.

ESOP Preference Shares are initially held by the Plan in an Unallocated account. As ESOP Loans are repaid, ESOP Preference Shares are released to a suspense account pending release to the members' company accounts in satisfaction of the employer allocation.

If the guaranteed minimum value of the ESOP Preference Shares allocated to members' company accounts as a result of the ESOP Loan payments (principal and interest) for a year, together with the amount of Plan forfeitures, is less than the employer allocation, then May makes "supplemental" contributions to the Plan to make up the difference. Supplemental contributions are made in either shares of May common stock or cash.






<PAGE)

If the guaranteed minimum value of the ESOP Preference Shares released for allocation to members' company accounts as a result of the ESOP Loan payments, together with the amount of Plan forfeitures, is greater than the required employer allocation, any "excess" would be applied to satisfy required employer allocations in future Plan years.

Vesting

The method of calculating vesting service is the elapsed time approach. Elapsed time is measured by calculating the time which has elapsed between the member's hire date and retirement date/termination date (excluding certain break-in-service periods). Generally, Plan members are vested in company accounts in accordance with the following schedule:

          Years of Vesting                  Vesting
               Service                     Percentage

          Less than 3 years                     0%
          3 years                              20%
          4 years                              40%
          5 years                              60%
          6 years                              80%
          7 years or more                     100%

Plan members are always fully vested in the value of their member accounts.

Payment of Benefits

Amounts in a member's account and the vested portion of a member's company account may be distributed upon retirement, death, disability or termination of employment. Distributions from the May Common Stock Fund and ESOP Preference Fund are made in shares of May common stock if the distribution exceeds 100 shares. All other distributions are generally made in cash. Transfers are made from the investment funds to the Distribution account to fund the Plan's cash distributions.

Administration of Plan

The Plan is administered by a Committee consisting of at least five persons appointed by May. An Administrative Subcommittee has the general responsibility for administration of the Plan and an Investment Subcommittee establishes and monitors investment policies and activities. The assets of the Plan are held in a trust for which The Bank of New York is the Trustee.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Investments

Except for the ESOP Preference Fund, the Plan's investments are stated at fair value, as determined by the Trustee, based on publicly stated price information.

Each ESOP Preference Share is valued at the greater of (a) the guaranteed minimum value (original cost) of $507 per share or (b) a conversion value equal to the market price of May common stock multiplied by the conversion rate of 20.49031 common shares for each ESOP Preference Share. As of December 31, 1994 and 1993, the ESOP Preference Shares were valued at their conversion values of $691.55 and $806.81, respectively.

Federal Income Taxes

The Plan has received a favorable determination letter from the Internal Revenue Service that the Plan meets the requirements of Section 401(a), 401(k) and 4975(e)(7) of the Internal Revenue Code and that the Trust implementing the Plan is exempt from federal income tax under Section 501(a) of the Internal Revenue Code.

Employer allocations and contributions, member before-tax contributions and the income of the Plan are not taxable to the members until distributions or withdrawals are made.

Administrative Expenses

Salaries and related benefits of associates who administer the Plan are provided by May. All other administrative expenses (including the allocable portion of expenses for data processing services provided by May) are paid by the Plan.

Monthly Valuation of the Trust

The unit value of each investment fund is determined by dividing the month-end market value of the particular investment fund by the total number of units outstanding at month-end in all member accounts in such investment fund. As of each succeeding monthly valuation date, the unit value of each fund is redetermined and account balances in each fund are adjusted as follows:

      (a) All payments made from an account (except for the ESOP Preference
          Fund) are valued based on the unit value at the month-end valuation date. Payments from the ESOP Preference Fund are valued at the greater of the guaranteed minimum value (plus accrued dividends) or conversion value, as of the distribution date.

      (b) With respect to any dollar amount contributed or allocated during the month (except for the ESOP Preference Fund), an equivalent number of additional units are credited to the appropriate accounts in such investment fund based on the unit value at the month-end valuation date. Allocations of ESOP Preference Shares are valued at $507 per share.

      (c) In the event that a member's employment is terminated and a portion of such member's company account has been forfeited, the forfeited units or ESOP Preference Shares shall be canceled as of the last day of the Plan year. The dollar amount of such forfeited units or ESOP Preference Shares is reallocated among the remaining members of the Plan as of the last day of the Plan year in the same manner as the employer allocation for such year.

3. NOTES PAYABLE:

Notes payable as of December 31 consisted of the following (in thousands):

                                                     1994      1993
     ESOP Notes Payable:
       Series A, 8.32%, due April 30, 2001         $185,172  $192,511
       Series B, 8.49%, due April 30, 2004          203,964   203,964
                                                   --------  --------
                                                   $389,136  $396,475
                                                   ========  ========

The scheduled principle payments for the Series A ESOP Note for the next five years and thereafter are as follows: 1995 - $11,105,000; 1996 - $15,474,000;
1997 - $20,228,000; 1998 - $25,385,000; 1999 - $31,118,000; and thereafter -
$81,862,000. Principle payments on the Series B ESOP Note begin in 2002. As of December 31, 1994 and 1993, the total fair value of the ESOP Notes was approximately $454,292,000 and $511,751,000, respectively.

4. INVESTMENTS:

The fair market value of the Plan's investments that represent 5% or more of the Plan's Net Assets Available for Benefits as of December 31, 1994 and 1993, are as follows (dollars in thousands):

                              December 31, 1994        December 31, 1993
                           -----------------------  -----------------------
                            Number of       Fair     Number of      Fair
                             Shares        Value      Shares       Value
     The May Department
       Stores Company 7.5%
       ESOP Preference
       Stock:
         Unallocated           607,181   $  419,895     648,053  $  522,853
         Member allocated      130,767       90,432     102,842      82,973
                           -----------   ----------  ----------  ----------
                               737,948      510,327     750,895     605,826
                           ===========               ==========
     The May Department
       Stores Company
       Common Stock         11,557,547      390,067  11,603,222     456,877

     The Bank of New
       York Short-Term
       Investment Fund -
       Master Notes         59,074,668       59,074  54,371,444      54,372

     Chase Investors
       Commingled Equity
       Index fund              101,310       45,699      91,826      42,034
                                         ----------              ----------
               Total                     $1,005,167              $1,159,109
                                         ==========              ==========

5. RECONCILIATION TO FORM 5500:

As of December 31, 1994 and 1993, the Plan had approximately $12,148,000 and $14,372,000, respectively, of pending distributions to participants. These amounts are included in Net Assets Available for Benefits. For reporting on the Plan's Form 5500 Annual Report, these amounts will be classified as Benefit Claims Payable with a corresponding reduction in Net Assets Available for Benefits. The following table reconciles the financial statements to the Form 5500 which will be filed by the Plan for the Plan year ended December 31, 1994 (thousands):

                                                                  Net Assets
                                            Benefits              Available
                                           Payable to   Benefits     for
                                          Participants    Paid     Benefits

     Per financial statements               $     -     $89,386    $640,585
     Pending benefit distributions -
       December 31, 1994                     12,148      12,148    (12,148)
     Pending benefit distributions -
       December 31, 1993                          -     (14,372)         -
                                            -------     -------    --------
               Per Form 5500                $12,148     $87,162    $628,437
                                            =======     =======    ========

6. DISTRIBUTION OF ASSETS UPON TERMINATION OF PLAN:

May reserves the right to terminate the Plan, in whole or in part, at any time.

If an employer shall cease to be a participating employer in the Plan, the accounts of the members of the withdrawing employer shall be revalued as if such withdrawal date were a valuation date. The Plan Committee is then to direct the Trustee either to distribute the accounts of the members of the withdrawing employer as of the date of such withdrawal on the same basis as if the Plan had been terminated, or to deposit in a trust established by the withdrawing employer, pursuant to a plan substantially similar to the Plan, assets equal in value to the assets allocable to the accounts of the members of the withdrawing employer.

If the Plan is terminated at any time or contributions are completely discontinued and May determines that the Trust shall be terminated, the members' company accounts shall become fully vested and nonforfeitable, all accounts shall be revalued as if the termination date were a valuation date and such accounts shall be distributed to members.

If the Plan is terminated or contributions completely discontinued but May determines that the Trust shall be continued pursuant to the terms of the Trust agreement, no further contributions shall be made by members or the employer and the members' company accounts shall become fully vested, but the Trust shall be administered as though the Plan were otherwise in effect.

                                                                     SCHEDULE I


                       THE MAY DEPARTMENT STORES COMPANY

                              PROFIT SHARING PLAN

                            EMPLOYER #:  43-0398035

                                  PLAN #:  003

          ITEM 27(a):  SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES

                               DECEMBER 31, 1994

                                                 (c)
                                              Number of
                                              Shares or                (e)
                      (b)                     Principal     (d)        Fair
(a)            Identity of Issue               Amount       Cost      Value
                                                              (Thousands)

    ESOP PREFERENCE FUND

 *  The May Department Stores Company 7.5%
      ESOP Preference Stock:
        Unallocated                              607,181  $307,840  $  419,895
        Member allocated                         130,767    66,299      90,432
                                                          --------  ----------
              ESOP Preference Fund Total                  $374,139  $  510,327
                                                          ========  ==========
    MAY COMMON STOCK FUND

 *  The May Department Stores Company
      Common Stock                            11,557,547  $214,050  $  390,067
 *  The Bank of New York Short-Term
      Investment Fund- Master Notes          $ 7,474,730     7,475       7,475
                                                          --------  ----------
              May Common Stock Fund Total                 $221,525  $  397,542
                                                          ========  ==========
    MONEY MARKET FUND

 *  The Bank of New York Short-Term
      Investment Fund- Master Notes          $48,715,752  $ 48,716  $   48,716
                                                          ========  ==========
    COMMON STOCK INDEX FUND

    Chase Investors Commingled Equity
      Index Fund                                 101,310  $ 35,401  $   45,699
 *  The Bank of New York Short-Term
      Investment Fund- Master Notes          $   670,376       670         670

                                                          --------  ----------
              Common Stock Index Fund Total               $ 36,071  $   46,369
                                                          ========  ==========
    FIXED INCOME INDEX FUND

 *  The Bank of New York Short-Term
      Investment Fund- Master Notes          $   991,337  $    991  $      991
                                                          --------  ----------










 *  Also a party-in-interest.

                                                                     SCHEDULE I
                                                                     (Continued)




                                                 (c)                   (e)
                      (b)                     Principal      (d)       Fair
(a)            Identity of Issue               Amount       Cost      Value
                                                              (Thousands)

    FIXED INCOME INDEX FUND (Continued)

    U.S. Government Securities
    U.S. Treasury Notes:
      5.625%, due 8/31/97                     $4,100,000  $  4,114  $    3,889
      6.5%, due 4/30/99                       $3,400,000     3,338       3,231
      7.875%, due 7/15/96                     $2,500,000     2,651       2,510
      7.875%, due 2/15/96                     $1,900,000     2,017       1,908
      5.125%, due 12/31/98                    $2,000,000     1,877       1,816
      7.5%, due 5/15/02                       $1,500,000     1,631       1,472
      5.875%, due 2/15/04                     $1,500,000     1,325       1,308
      7.25%, due 11/15/96                     $1,200,000     1,175       1,191
      9%, due 5/15/98                         $1,000,000     1,120       1,034
      6.25%, due 2/15/03                      $1,000,000     1,042         904
      Strip, due 11/15/96                     $1,000,000       872         868
      7.125%, due 9/30/99                     $  800,000       783         777
      5.125%, due 6/30/98                     $  800,000       792         735
      8.75%, due 8/15/00                      $  700,000       829         729
                                                          --------  ----------
              Total U.S. treasury notes                     23,566      22,372
                                                          --------  ----------
    U.S. Government Agency Securities:
      Federal Home Loan Bank Consumer Bonds-
        7.7%, due 8/26/96                     $  650,000       695         648
        10.3%, due 7/25/95                    $  150,000       157         153
        8%, due 7/25/96                       $  150,000       139         150
      Federal Home Loan Mortgage Corporation-
        6.22%, due 3/24/03                    $  200,000       182         176
      Federal National Mortgage Association
        Securities-
          10.6%, due 11/10/95                 $  400,000       424         410
          8.35%, due 11/10/99                 $  400,000       410         405
          11.7%, due 5/10/95                  $  310,000       344         315
          8%, due 7/10/96                     $  200,000       191         200

        Debentures-
          9.55%, due 12/10/97                 $  400,000       407         416
      International Bank for Recon & Dev BD-
        5.875%, due 7/16/97                   $  400,000       402         380
      Tennessee Valley Authority, Power
        Bond 1992 Series F, 6.875%,
        due 8/1/02                            $  300,000       310         278
                                                          --------  ----------
              Total U.S. government agency
                securities                                   3,661       3,531
                                                          --------  ----------
              Total U.S. government
                securities                                  27,227      25,903
                                                          --------  ----------

                                                                     SCHEDULE I
                                                                     (Continued)




                                                 (c)                   (e)
                      (b)                     Principal      (d)       Fair
(a)            Identity of Issue               Amount       Cost      Value
                                                              (Thousands)

    FIXED INCOME INDEX FUND (Continued)

    Fixed Income Investments
    Bank Corporate Bonds:
      Bank America Corporation, 7.75%, due
        7/15/02                               $  400,000  $    408  $      380
      Republic NY Corporation, 7.25%, due
        7/15/02                               $  100,000        98          93
                                                          --------  ----------
              Total bank corporate bonds                       506         473
                                                          --------  ----------
    Finance and Insurance Corporate Bonds:
      American Express Company, 8.5%, due
        8/15/01                               $  200,000       201         203
      Commercial Credit Corporation, 8.125%,
        due 3/1/97                            $  200,000       179         200
      Ford Motor Credit Co., 6.25%, due
        2/26/98                               $  500,000       506         471
                                                          --------  ----------
              Total finance and insurance
                corporate bonds                                886         874
                                                          --------  ----------
    Industrial Corporate Bonds:
      Coca Cola Company, 7.875%, due 9/15/98  $  300,000       305         297
      Eli Lilly & Co., 8.125%, due 12/1/01    $  200,000       199         198
      Hertz Corporation Jr Sub NT, 7.0%, due
        7/15/03                               $  350,000       354         309
      Hertz Corporation, 6.0%, due 2/1/01     $  200,000       191         177
      Philip Morris Companies, Inc., 8,625%
        due 3/1/99                            $  300,000       297         300
      The Limited, Inc., 7.8%, due 5/15/02    $  400,000       396         386
                                                          --------  ----------
              Total industrial corporate
                bonds                                        1,742       1,667
                                                          --------  ----------
    Oil Corporate Bond:
      Tenneco Inc., 7.875%, due 10/1/02       $  300,000       298         285
                                                          --------  ----------
    Telephone Corporate Bond:
      Northern Telcom Ltd., 8.25%, due
        6/13/96                               $  300,000       303         300
                                                          --------  ----------
    Utilities Corporate Bonds:
      Consolidated Edison Company of
        New York, 1st and Refunding
        Mortgage Note, 5.9%, due 12/15/96     $  300,000       282         288
      Duke Power Company, 1st and Refunding
        Mortgage Note, 7%, due 6/1/00         $  195,000       203         184
      General Electric Cap Corp., 8.85%,
        due 4/1/05                            $  400,000       485         414
                                                          --------  ----------
            Total utilities corporate
                bonds                                          970         886
                                                          --------  ----------

                                                                     SCHEDULE I
                                                                     (Continued)




                                                 (c)                   (e)
                      (b)                     Principal      (d)       Fair
(a)            Identity of Issue               Amount       Cost      Value
                                                              (Thousands)

    FIXED INCOME INDEX FUND (Continued)

    Foreign Obligations:
      Denmark Kingdom Note, 7.75%, due
        12/15/96                              $  200,000  $    193  $      199
      Finland Rep NT, 7.875%, due 7/28/04     $  150,000       150         145
      Hydro-Quebec Debenture, Series IF,
        7.375%, due 2/1/03                    $  200,000       215         187
      Province of Ontario, Canada
        Debenture, 8%, due 10/17/01           $  200,000       200         197
                                                          --------  ----------
              Total foreign obligations                        758         728
                                                          --------  ----------
              Total fixed income investments                 5,463       5,213
                                                          --------  ----------
              Fixed Income Index Fund Total               $ 33,681  $   32,107
                                                          ========  ==========
    DISTRIBUTION ACCOUNT

 *  The Bank of New York Short-Term
      Investment Fund- Master Notes           $1,222,473  $  1,222  $    1,222
                                                          ========  ==========

    TOTAL ASSETS HELD FOR INVESTMENT
      PURPOSES AT DECEMBER 31, 1994                       $715,354  $1,036,283
                                                          ========  ==========
































*  Also a party-in-interest.

                                                                     SCHEDULE II







                        THE MAY DEPARTMENT STORES COMPANY

                               PROFIT SHARING PLAN


                 ITEM 27(d):  SCHEDULE OF REPORTABLE TRANSACTIONS

                       FOR THE YEAR ENDED DECEMBER 31, 1994
                    (Thousands, except number of transactions)



                            Purchases                     Sales
                         ----------------  -----------------------------------
                         No. of            No. of             Sales    Gain or
                         Trans.    Cost    Trans.    Cost     Price    (Loss)
The Bank of New York
  Short-Term Investment
  Fund-Master Notes (1)   281     $91,411   202     $86,709   $86,709  $     -

The May Department
  Stores Company
  Common Stock (1) (2)     48      43,592    39      26,610    56,646   30,036
                                 --------          --------  --------  -------
                                 $135,003          $113,319  $143,355  $30,036
                                 ========          ========  ========  =======












(1) Also a party-in-interest.
(2) Includes conversion of ESOP Preference Shares.

                                                                    EXHIBIT






                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



As independent public accountants, we hereby consent to the incorporation of our report on The May Department Stores Company Profit Sharing Plan financial statements included in this Form 11-K, into the Company's previously filed Registration Statements on Form S-8 Files No. 33-26016, 33-38104 and 33-51849.



ARTHUR ANDERSEN LLP


St. Louis, Missouri,
  April 17, 1995